Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Prescient Applied Intelligence, Inc:
We consent to the use in this Amendment No. 3 to Registration Statement on Form SB-2 of Prescient Applied Intelligence, Inc. of our report dated March 3, 2006, relating to the consolidated balance sheet of Prescient Applied Intelligence, Inc. as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 10-KSB of Prescient Applied Intelligence and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.
Our report dated March 3, 2006, contains an explanatory paragraph that states that Prescient has suffered recurring losses from operations and is dependent upon access to additional external financing, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
/s/ Amper, Politziner & Mattia, P.C.
Edison, New Jersey
June 14, 2006